Exhibit 18.0

Letter Re: Change in Accounting Principles

[HJ & Associates, L.L.C.	50 West Broadway, Suite 600, Salt Lake City, Utah 84101
Company Logo]	Telephone (801) 328-4408 • Fax (801) 328-4461

Certified Public Accountants and Consultants

August 22, 2006

Securities and Exchange Commission

Washington, D.C. 20549

Dear Commissioners:

We have read the statements made by Interactive Motorsports and Entertainment Corp., which we understand will be filed with the commission, pursuant to Item 4.02 of Form 8-K as part of Interactive Motorsports and Entertainment Corp.’s Form 8-K report dated August 21, 2006. We agree with the statements concerning our Firm in such Form 8-K and believe the new accounting method is preferable.

Very Truly Yours,

/s/ HJ & Associates, LLC

HJ & Associates, LLC